Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into among the United States of America, acting through the United States Department of Justice and on behalf of the United States Surface Deployment and Distribution Command (“SDDC”), Matson Navigation Company, Inc. (together, along with its parent corporation, Matson, Inc., and all affiliated entities, “Matson”), and Mario Rizzo (“Relator”) (hereafter collectively referred to as “the Parties”), through their authorized representatives.

RECITALS

A.                                    Matson is engaged in the business of ocean transportation and logistics services. Matson, Inc. is a publicly traded company, incorporated under the laws of the State of Hawaii with its principal place of business in Honolulu, Hawaii. Matson Navigation Company, Inc. is a wholly-owned subsidiary of Matson, Inc., incorporated under the laws of the State of Hawaii with its principal place of business in Honolulu, Hawaii.

B.                                    On October 10, 2010 Relator filed a qui tam action in the United States District Court for the Central District of California captioned United States ex rel. Rizzo v. Horizon Lines, LLC, et al. Case No: 2:10-cv-07409-PA-AJW, pursuant to the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730(b) (the “Civil Action”). On June 13, 2012, Relator filed a First Amended Complaint: On August 23, 2013, Relator filed a Second Amended Complaint. Matson Navigation Company, Inc. was named as a defendant in each of the foregoing complaints. The gravamen of the Relator’s allegations is the improper reimbursement of certain fuel surcharges levied in connection with the shipment of household goods. On May 10, 2013, the United States declined to intervene in the Civil Action.

C.                                    The Relator contends the United States has certain civil claims against Matson arising from fuel surcharges levied by Matson on Transportation Service Providers (“TSPs”) for the shipment of military household goods between Hawaii or Guam and any point within the continental United States between October 4, 2000 and June 3, 2014 that occurred under “Code 4 - International Door-to-Door” of the “International Property Rate Solicitations” programs or contracts (or any predecessor code(s) or program(s)) administered by the SDDC or any predecessor entity. Specifically, the Relator contends Matson failed to itemize its fuel surcharges and included in those surcharges amounts not properly related to fuel use by ocean vessels. Relator further contends these fuel surcharges were paid by the TSPs who were then improperly reimbursed for those surcharges by the SDDC. The conduct in this Paragraph C is referred to below as the Covered Conduct. The fuel charges themselves as described in the Covered Conduct are not Unallowable Costs as set forth in Paragraph 12 below.

D.                                    This Agreement is neither an admission of liability by Matson nor a concession by the United States or the Relator that their claims are not well founded.

E.                                     Relator claims entitlement under 31 U.S.C. § 3730(d) to a share of the proceeds of this Agreement and to Relator’s reasonable expenses, attorney’s fees and costs.

To avoid the delay, uncertainty, inconvenience, and expense of protracted litigation of the above claims, and in consideration of the mutual promises and obligations of this Agreement, the Parties agree and covenant as follows:

TERMS AND CONDITIONS

1.                                      Matson shall pay to the United States $9 million (“Settlement Amount”) by electronic funds transfer pursuant to written instructions to be provided by Civil Division of the United States Department of Justice no later than 7 days after the Effective Date of this Agreement.

2.                                      Conditioned upon the United States receiving the Settlement Amount from Matson and as soon as feasible after receipt, the United States shall pay $2.565 million to Relator by electronic funds transfer, pursuant to written instructions to be provided by Relator’s counsel.

3.                                      Concurrent with Matson’s payment of the Settlement Amount, Matson will pay $950,000 to Relator for expenses and attorney’s fees and costs by electronic funds transfer pursuant to written instructions to be provided by Relator’s counsel.

4.                                      Subject to the exceptions in Paragraph 7 (concerning excluded claims) below, and conditioned upon Matson’s full payment of the Settlement Amount, the United States releases Matson, its officers, directors, agents, employees, successors, and assigns from any civil or administrative monetary claim the United States has or may have related to the Covered Conduct including claims under the False Claims Act, 31 U.S.C. §§ 3729 et seq.; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; or the common law theories of fraud, payment by mistake, unjust enrichment, disgorgement of illegal profits, or breach of contract.

5.                                      Subject to the exceptions in Paragraph 7 below, and conditioned upon Matson’s full payment of the Settlement Amount, Relator, for himself and for anyone that may claim through him (including his heirs, successors, attorneys, agents, and assigns), releases Matson and its officers, directors, agents, employees, successors, and assigns from any civil monetary claim that Relator has or may have on behalf of the United States related to the Covered Conduct or the allegations in any of Relator’s complaints (either filed or proposed to be filed), or the investigation and prosecution thereof, including claims under the False Claims Act, 31 U.S.C. §§ 3729 et seq.; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; any statutory provision creating a cause of action for civil damages or civil penalties for which the Civil Division of the United States Department of Justice has actual and present authority to assert and compromise pursuant to 28 C.F.R. Part O, Subpart I, Section 0.45(d); or common law theories of fraud, payment by mistake, unjust enrichment, disgorgement of illegal profits, or breach of contract.

6.                                      Conditioned upon dismissal with prejudice of the Civil Action as set forth in Paragraph 14 below, Matson fully and finally releases Relator and his heirs, successors, attorneys, and agents, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Matson has asserted, could have asserted, or may assert in the future against Relator and his heirs, successors, attorneys, and agents, related to the Covered Conduct, the investigation and prosecution thereof, and Relator’s filing of the Civil Action. This release does not affect any claims arising under this Agreement.

7.                                      Notwithstanding the releases given in paragraph 4 and 5 of this Agreement, or any other term of this Agreement, the following claims of the United States are specifically reserved and are not released:

a.                                      Any liability arising under Title 26, U.S. Code (Internal Revenue Code);

b.                                      Any criminal liability;

c.                                       Except as explicitly stated in the Agreement, any administrative liability, including the suspension and debarment rights of any federal agency;

d.                                      Any liability to the United States (or its agencies) for any conduct other than the Covered Conduct;

e.                                       Any liability based upon obligations created by this Agreement; or

f.                                        Any liability of individuals.

8.                                      Relator and his heirs, successors, attorneys, agents, and assigns shall not object to this Agreement but agree and confirm that this Agreement is fair, adequate, and reasonable under all the circumstances, pursuant to 31 U.S.C. § 3730(c)(2)(B). Conditioned upon Relator’s receipt of the payment described in Paragraph 2, Relator and his heirs, successors, attorneys, agents, and assigns fully and finally release, waive, and forever discharge the United States, its agencies, officers, agents, employees, and servants, from any claims arising from the filing of the Civil Action or under 31 U.S.C. § 3730, and from any claims to a share of the proceeds of this Agreement and/or the Civil Action.

9.                                      Conditioned upon receipt of the payments described in Paragraphs 1 and 3 above, Relator, for himself, and for his heirs, successors, attorneys, agents, and assigns, releases Matson, and its officers, agents, and employees, from any liability to Relator arising from the filing of the Civil Action, or under 31 U.S.C. § 3730(d), for expenses or attorney’s fees and costs.

10.                               Matson waives and shall not assert any defenses Matson may have to any criminal prosecution or administrative action relating to the Covered Conduct that may be based in whole or in part on a contention that, under the Double Jeopardy Clause in the Fifth Amendment of the Constitution, or under the Excessive Fines Clause in the Eighth Amendment of the Constitution, this Agreement bars a remedy sought in such criminal prosecution or administrative action. Nothing in this paragraph or any other provision of this Agreement constitutes an agreement by the United States concerning the characterization of the Settlement Amount for purposes of the Internal Revenue laws, Title 26 of the United States Code.

11.                               Matson fully and finally releases the United States, its agencies, officers, agents, employees, and servants, from any claims (including attorney’s fees, costs, and expenses of every kind and however denominated) that Matson has asserted, could have asserted, or may assert in the future against the United States, its agencies, officers, agents, employees, and servants, related to the Covered Conduct and the United States’ investigation and prosecution thereof.

12.                               a.                                      Unallowable Costs Defined: All costs (as defined in the Federal Acquisition Regulation, 48 C.F.R. § 31.205-47) incurred by or on behalf of Matson, and its present or former officers, directors, employees, shareholders, and agents in connection with:

(1)                                 the matters covered by this Agreement;

(2)                                 the United States’ audit(s) and civil investigation(s) of the matters covered by this Agreement;

(3)                                 Matson’s investigation, defense, and corrective actions undertaken in response to the United States’ audit(s) and civil investigation(s) in connection with the matters covered by this Agreement (including attorney’s fees);

(4)                                 the negotiation and performance of this Agreement;

(5)                                 the payment Matson makes to the United States pursuant to this Agreement and any payments that Matson may make to Relator, including costs and attorney’s fees, are unallowable costs for government contracting purposes (hereinafter referred to as Unallowable Costs).

b.                                      Future Treatment of Unallowable Costs: Unallowable Costs will be separately determined and accounted for by Matson, and Matson shall not charge such Unallowable Costs directly or indirectly to any contract with the United States.

c.                                       Treatment of Unallowable Costs Previously Submitted for Payment: Within 90 days of the Effective Date of this Agreement, Matson shall identify and repay by adjustment to future claims for payment or otherwise any Unallowable Costs included in payments previously sought by Matson or any of its subsidiaries or affiliates from the United States. Matson agrees that the United States, at a minimum, shall be entitled to recoup from Matson any overpayment plus applicable interest and penalties as a result of the inclusion of such Unallowable Costs on previously-submitted requests for payment. The United States, including the Department of Justice and/or the affected agencies, reserves its rights to audit, examine, or re-examine Matson’s books and records and to disagree with any calculations submitted by Matson or any of its subsidiaries or affiliates regarding any Unallowable Costs included in payments previously sought by Matson, or the effect of any such Unallowable Costs on the amount of such payments.

13.                               This Agreement is intended to be for the benefit of the Parties only.

14.                               Upon receipt of the payments described in Paragraphs 1 and 3, above, the Parties shall promptly sign and file in the Civil Action a Joint Stipulation of Dismissal of the Civil Action With Prejudice with respect to Matson only pursuant to Rule 41(a)(1). If the Court issues an order denying dismissal with prejudice or dismissing without prejudice, then this Agreement shall immediately become null and void and all amounts paid by Matson pursuant to this Agreement shall be returned to Matson within ten days of the issuance of any such order.

15.                               Except as provided for in Paragraph 3, each Party shall bear its own legal and other costs incurred in connection with this matter, including the preparation and performance of this Agreement.

16.                               Each party and signatory to this Agreement represents that it freely and voluntarily enters in to this Agreement without any degree of duress or compulsion.

17.                               This Agreement is governed by the laws of the United States. The exclusive jurisdiction and venue for any dispute relating to this Agreement is the United States District Court for the Central District of California. For purposes of construing this Agreement, this Agreement shall be deemed to have been drafted by all Parties to this Agreement and shall not, therefore, be construed against any Party for that reason in any subsequent dispute.

18.                               This Agreement constitutes the complete agreement between the Parties. This Agreement may not be amended except by written consent of the Parties.

19.                               The undersigned counsel represent and warrant that they are fully authorized to execute this Agreement on behalf of the persons and entities indicated below.

20.                               This Agreement may be executed in counterparts, each of which constitutes an original and all of which constitute one and the same Agreement.

21.                               This Agreement is binding on Matson’s successors, transferees, heirs, and assigns.

22.                               This Agreement is binding on Relator’s successors, transferees, heirs, and assigns.

23.                               All parties consent to the United States’ disclosure of this Agreement, and information about this Agreement, to the public. All parties further agree that neither Matson nor Relator shall publicly disclose this Agreement, the contents hereof, or any information about this Agreement except as may be required to obtain the Court’s dismissal of the Civil Action in accordance with Paragraph 14. Notwithstanding the preceding sentence, Matson may disclose this Agreement, the contents hereof, or any information about this Agreement as reasonably necessary to comply with NYSE listing requirements, and the securities laws and regulations and other laws applicable to it, and Relator may disclose this Agreement, the contents hereof, or any information about this Agreement as necessary to prepare tax filings.

24.                               This Agreement is effective on the date of signature of the last signatory to the Agreement (the “Effective Date of this Agreement”). Facsimiles of signatures shall constitute acceptable, binding signatures for purposes of this Agreement.

[Signature Page Follows]

THE UNITED STATES OF AMERICA

DATED:	6/17/2014	BY:	/s/ Benjamin Wei
Benjamin Wei
Trial Attorney
Commercial Litigation Branch
Civil Division
United States Department of Justice

MATSON NAVIGATION COMPANY, INC.

DATED:	July 15, 2014	BY:	/s/ Peter T. Heilmann
Matson Navigation Company, Inc.

DATED:	July 15, 2014	BY:	/s/ Joel Sanders
Joel Sanders
Gibson, Dunn & Crutcher LLP
Counsel for Matson Navigation Company, Inc.

RELATOR MARIO RIZZO

DATED:	July 16, 2014	BY:	/s/ Mario Rizzo
Mario Rizzo

DATED:	July 16, 2014	BY:	/s/ Wayne T. Lamprey
Wayne T. Lamprey
Goodin, MacBride, Squeri, Day & Lamprey, LLP
Counsel for Mario Rizzo

[Signature Page to Settlement Agreement]